EXECUTION VERSION

ASSIGNMENT AND AMENDMENT AGREEMENT
This ASSIGNMENT AND AMENDMENT AGREEMENT, dated as of March 22, 2017, (this “Agreement”), is entered into by and among Beverage Packaging Factoring (Luxembourg) S.à r.l. (“Assignor”), NZGT (BPFT) Trustee Limited, in its capacity as trustee of the Beverage Packaging Factoring Trust (“Assignee”), Beverage Packaging Holdings (Luxembourg) IV S.à r.l (“BPH IV”), Beverage Packaging Holdings (Luxembourg) I S.A. (“BPH I”), Reynolds Group Holdings Inc. (“RGHI”), and each party identified on Schedule I to this Agreement as an Existing Seller (collectively the “Sellers”).
WHEREAS, Assignor, RGHI, BPH IV and the Existing Sellers are currently party to that certain Purchase and Sale Agreement, dated as of November 7, 2012 (as amended prior to the date hereof, the “Existing Purchase Agreement”) pursuant to which Assignor has purchased certain Receivables and certain related assets;
WHEREAS, Assignor wishes to sell such existing Receivables and related assets to Assignee and to transfer to Assignee all of its rights and obligations under the Existing Purchase Agreement with respect to the Purchased Receivables, and Assignee wishes to assume such obligations; and
WHEREAS, in connection with such assignment and assumption, the parties hereto wish to amend and restate the Existing Purchase Agreement in the form attached as Exhibit A hereto (the “Amended and Restated Purchase Agreement”) to, inter alia, substitute Assignee for Assignor as purchaser thereunder and add the Additional Sellers as sellers thereunder;
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS AND OTHER TERMS
1.1.    Definitions. Terms used herein without definition shall have the meanings given to them in the Amended and Restated Purchase Agreement (including by reference). Additionally, the following terms shall have the following meanings:
“Additional Seller” means each entity identified as an “Additional Seller” on Schedule I hereto.
“Adjusted Cash Purchase Price” has the meaning set forth in Section 2.2.
“Administrative Agent” means Coöperatieve Rabobank U.A., New York Branch, as Administrative Agent under the Receivables Loan and Security Agreement.
“Amended and Restated Purchase Agreement” has the meaning set forth in the preamble to this Agreement.
“Assignee” has the meaning set forth in the preamble to this Agreement.
“Assignor” has the meaning set forth in the preamble to this Agreement.
“Cash Purchase Price” means $407,000,000.
“Closing Date” means the date set forth in the preamble to this Agreement.
“Cut-Off Time” means 12:00 a.m. (New York City time) on the Closing Date.
“Discount Percentage” means 0.50%.
“Estimated Purchase Price” has the meaning set forth in Section 2.1.
“Existing Assignor Intercompany Loans” means those two certain intercompany loans owing by Assignor to BPH I on the Closing Date in the aggregate principal amount of $275,000,000.
“Existing Purchase Agreement” has the meaning set forth in the recitals to this Agreement.
“Existing Receivables Loan and Security Agreement” shall mean the Receivables Loan and Security Agreement, dated as of November 7, 2012, as amended, among Assignor, the Existing Sellers, BPH IV as initial Lux Manager, RGHI, as Master Servicer, the Conduit Lenders and Facility Agents from time to time party thereto, and Coöperatieve Rabobank U.A., New York Branch, as Administrative Agent.
“Existing Seller” means each entity identified as an “Existing Seller” on Schedule I hereto.
“Intercompany Loan Purchase Price” means $275,000,000.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Purchased Bank Account Assets” means that certain deposit account of the Assignor held at Citibank, N.A. (Account #3091-9587), and all amounts deposited therein.
“Purchased Receivables” has the meaning set forth in Section 2.1.
“Receivables Loan and Security Agreement” means the Receivables Loan and Security Agreement, to be entered into on the Closing Date, among Assignee, RGHI, as initial Master Servicer, BPH I, as initial NZ Manager, the Conduit Lenders, Committed Lenders and Facility Agents from time to time party thereto, the Administrative Agent and the Collateral Agent.
“Sellers” means the Existing Sellers and the Additional Sellers.
“Subordinated Loan Agreement” means the Subordinated Loan and Intercreditor Agreement, to be entered into on the Closing Date, among Assignee, BPH I and the Administrative Agent.
1.2.    Interpretation. In this Agreement, except to the extent that the context otherwise requires:
(a)    the Articles and Section headings are for convenience of reference only and shall not affect the interpretation of this Agreement;
(b)    unless otherwise specified, references to Articles, Sections, Schedules and clauses are references to Articles, Sections, Schedules and clauses of this Agreement;
(c)    references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented, restated or replaced and in effect from time to time in accordance with its terms and subject to compliance with the requirements, if any, set forth herein and therein;
(d)    references to any party to this Agreement or any other document or agreement or to any other Person shall include its permitted successors and assigns;
(e)    when used in this Agreement, the words “including”, “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”;
(f)    when used in this Agreement, the words “herein”, “hereby”, “hereunder”, “hereof”, “hereto”, “hereinbefore”, and “hereinafter”, and words of similar import, shall refer to this Agreement in its entirety and not to any particular section, subsection, paragraph, sub-paragraph, clause or other subdivision of this Agreement; and
(g)    when used herein, the singular shall include the plural, the plural shall include the singular and the use of any gender shall include all genders, unless the context requires otherwise.
ARTICLE II

SALE OF ASSETS; ASSIGNMENT AND ASSUMPTION
2.1.    Sale of Assets. Subject to the terms and conditions of this Agreement, Assignor hereby sells, assigns, transfers, delivers and conveys absolutely, without recourse except as expressly provided herein, to Assignee free and clear of all Liens (other than Liens in favor of the administrative agent under the Existing Receivables Loan and Security Agreement, which are being released on the date hereof), and Assignee hereby accepts and receives from Assignor, all right, title and interest of Assignor in and to (x) the Purchased Bank Account Assets and (y) all Receivables acquired by Assignor pursuant to the Existing Purchase Agreement on or prior to the Cut-Off Time (the “Purchased Receivables”) and all Related Security and Collections with respect thereto and all proceeds of the foregoing, together with all of Assignor’s rights, remedies, powers and privileges with respect to such Receivables (collectively, the “Purchased Assets”) in return for the Purchase Price. The Purchase Price will be paid on the Closing Date by means of (a) the Cash Purchase Price paid in immediately available funds by Assignee to Assignor and (b) following the effectiveness of the transactions described in Section 2.4, repayment by means of set-off of the Existing Assignor Intercompany Loans (together the “Estimated Purchase Price”), and by subsequent adjustment pursuant to Section 2.2 below. Upon the effectiveness of the sale, the Existing Assignor Intercompany Loans shall be deemed to have been repaid and satisfied in full. Assignee shall have the right, in its sole discretion, to reconvey the Purchased Assets to any Person.
2.2.    Adjustment of Purchase Price. The parties hereto agree that the Estimated Purchase Price is based on a good faith estimate by the parties of the Outstanding Balance of the Receivables at the Cut-Off Time given available information on such date (such Estimated Purchase Price being calculated by multiplying the Outstanding Balance of the Receivables as at January 31, 2017 by 100% minus the Discount Percentage). Promptly following delivery of the Monthly Report for the Monthly Period containing the Cut-Off Time, the NZ Manager shall perform the calculations described in the foregoing sentence using the Outstanding Balance of the Receivables at the Cut-Off Time (such adjusted figure, the “Purchase Price”). The excess (if any) of the Estimated Purchase Price over the Purchase Price shall be paid by Assignor to Assignee within three (3) Business Days of delivery of such Monthly Report. The excess (if any) of the Purchase Price over the Estimated Purchase Price shall be paid by Assignee to Assignor on the Settlement Date following the third (3rd) Business Day following delivery of such Monthly Report on which amounts are available for payment to the Assignee pursuant to the Priority of Payments.
2.3.    Intention of the Parties. It is the intention of the parties hereto that the sale of all right, title and interest of Assignor in and to any Purchased Assets to Assignee as provided in Section 2.1 shall constitute an absolute transfer conveying good title, and that the Purchased Assets shall not be part of Assignor’s bankruptcy estate in the event of an Insolvency Event with respect to Assignor. If, notwithstanding the intention of the parties expressed in this Section 2.3, the sale by Assignor to Assignee of the Purchased Assets hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law, and Assignee and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies shall be cumulative. For this purpose and without being in derogation of the parties’ intention that the sale of Purchased Assets hereunder shall constitute a true sale thereof, Assignor hereby grants to Assignee a duly perfected security interest in all of the Assignor’s right, title and interest in, to and under the Purchased Assets, which security interest shall be prior to all other Liens (other than Liens in favor of the administrative agent under the Existing Receivables Loan and Security Agreement, which are being released on the date hereof). The parties hereto agree that the Purchase Price (subject to adjustment pursuant to Section 2.2 above) represents the fair market value of the Purchased Assets. The Assignor agrees that it will (a) mark its books and records (including, without limitation, computer programs and other non-written records) to indicate that the Purchased Assets have been sold to the Assignee and (b) treat its sale of the Purchased Assets to the Assignee as a sale for tax and accounting purposes.
2.4.    Existing Assignor Intercompany Loans. Effective immediately prior to the transactions described in Section 2.1 above, BPH I hereby sells, assigns, transfers, delivers and conveys absolutely to Assignee free and clear of all Liens, and Assignee hereby accepts and receives from BPH I, all right, title and interest of BPH I in and to the Existing Assignor Intercompany Loans, in return for the Intercompany Loan Purchase Price. In order to fund the Intercompany Loan Purchase Price (and thereby fund a portion of the Purchase Price for the Receivables purchase hereunder), BPH I and the Assignee have on the date hereof entered into the Subordinated Loan Agreement, pursuant to which, among other things, BPH I will on the Closing Date loan to Assignee an amount equal to the Intercompany Loan Purchase Price. Upon the effectiveness of the Subordinated Loan Agreement, and the making of the loan contemplated to be made thereunder on the date hereof, the Assignee shall be deemed to have paid to BPH I the Intercompany Loan Purchase Price. The parties hereto agree that the Intercompany Loan Purchase Price represents the fair market value of the Existing Assignor Intercompany Loans.
ARTICLE III

ASSIGNMENT AND ASSUMPTION
3.1.    Assignments and Assumptions.
(a)    Assignor hereby assigns to Assignee all of its obligations under the Existing Purchase Agreement with respect to the Purchased Assets, and Assignee hereby assumes all of such obligations. From and after the Closing Date, Assignee shall be substituted for Assignor and shall be the “Buyer” for all purposes under the Existing Purchase Agreement. For the avoidance of doubt, (i) until the Closing Date, the obligations of Assignor shall remain in full force and effect under the Existing Purchase Agreement and each other Transaction Document to which it is a party and the Assignee shall have no liability for the performance of any of such obligations and (ii) from and after the Closing Date, Assignor shall be released from all of its obligations under the Existing Purchase Agreement and each other Transaction Document to which it is a party.
(b)    BPH IV hereby assigns to BPH I all of its obligations under the Existing Purchase Agreement with respect to the Purchased Assets, and BPH I hereby assumes all of such obligations. From and after the effectiveness of this Agreement, BPH I shall be substituted for BPH IV and shall be the “Lux Manager” for all purposes under the Existing Purchase Agreement and each other Transaction Document.
3.2.    Consent. Each party hereto hereby consents to the foregoing assignments and additions.
3.3.    Assignment of Existing UCC Financing Statements. Financing statements have heretofore been filed naming each Existing Seller as a seller/debtor and the Assignor as buyer/secured party with respect to the transactions contemplated by the existing Purchase Agreement, which financing statements have heretofore been assigned by the Assignor to Coöperatieve Rabobank U.A., New York Branch, in its capacity as Administrative Agent (in such capacity, the “Existing RLSA Administrative Agent”) under the Existing Receivables Loan and Security Agreement (the “Existing Seller Financing Statements”). In connection with the transactions contemplated by this Agreement, the Amended and Restated Purchase Agreement and the Receivables Loan and Security Agreement, Assignor and Assignee hereby direct and authorize the Existing RLSA Administrative Agent to assign each Existing Seller Financing Statement to Coöperatieve Rabobank U.A., New York Branch, in its capacity as Collateral Agent under the Receivables Loan and Security Agreement (the “Collateral Agent”), it being intended that such assignment shall represent the concurrent release of the Liens by the Existing RLSA Administrative Agent, the assignment of the Purchased Assets and related Liens from the Assignor to the Assignee, and the Assignee’s grants of Liens to the Collateral Agent.
ARTICLE IV

AMENDMENT OF EXISTING PURCHASE AGREEMENT
4.1.    Amendment of Existing Purchase Agreement. Immediately following the assignments and assumptions described in Article III above, each of the parties thereto will, by execution thereof, amend and restate the Existing Purchase Agreement (including all exhibits and schedules thereto) in the form attached hereto as Exhibit A. Each other party hereto hereby consents to (i) such amendment and restatement and (ii) at any time after the Closing Date, the liquidation, dissolution, winding up or merger of Assignor and BPH IV.
4.2.    Purchased Receivables. The parties hereto hereby agree that the Purchased Receivables transferred pursuant to this Agreement constitute Receivables under the Amended and Restated Purchase Agreement as provided therein, and that (a) all of the obligations of each Existing Seller, each Subservicer and the Master Servicer with respect to such Purchased Receivables and other Purchased Assets under the Existing Purchase Agreement shall continue under the Amended and Restated Purchase Agreement for the benefit of the Assignee as if such Purchased Assets had been sold pursuant to the Amended and Restated Purchase Agreement and (b) the NZ Manager shall assume all of the obligations of the Lux Manager under the Existing Purchase Agreement with respect to such Original Receivables and other Original Purchased Assets for the benefit of Assignee as if such Purchased Assets had been sold as Purchased Assets pursuant to pursuant to the Amended and Restated Purchase Agreement.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ASSIGNOR
Assignor represents and warrants to, and covenants with, Assignee as follows:
5.1.    Title to Purchased Assets. Assignor has good and valid title to the Purchased Assets free and clear of all Liens (other than Liens in favor of the administrative agent under the Existing Receivables Loan and Security Agreement, which are being released on the date hereof), and good and valid title to the Purchased Assets free and clear of all Liens (other than Liens in favor of the administrative agent under the Existing Receivables Loan and Security Agreement, which are being released on the date hereof) will pass to Assignor on the Closing Date.
5.2.    Existence and Power. Assignor is validly existing and in good standing as a Luxembourg private limited company (société à responsabilité limitée) and has all requisite power and authority under its articles of association to execute, deliver and perform this Agreement.
5.3.    Authorization. The execution and delivery by Assignor of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by Assignor and no other action on the part of Assignor, whether pursuant to its organizational documents or otherwise, is necessary to authorize it to enter into this Agreement or to consummate the transactions contemplated hereby.
5.4.    No Violations, Etc. Neither the execution, delivery or performance of this Agreement by Assignor, nor the consummation by Assignor of the transactions contemplated hereby, nor compliance by Assignor with the provisions hereof (i) requires any filing with, or consent, authorization, approval of, or waiver or exemption by, any Governmental Authority on the part of Assignor; (ii) violates or will violate any applicable Law or any order, writ, injunction, judgment, decree or award of any court or Governmental Authority applicable to Assignor; (iii) violates or will violate, or conflicts or will conflict with, or results or will result in a breach or contravention of any of the provisions of the organizational documents of Assignor; or (iv) breaches or constitutes a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or conflicts with any term, covenant, condition or provision of, or results in any modification or termination of, or results in the creation of any Lien upon, any Purchased Assets pursuant to any contract to which Assignor is a party or by which the Purchased Assets may be bound or affected, except in the case of clauses (i), (ii) and (iv) above, for (a) (1) violations, breaches, defaults, terminations, modifications and Liens, (2) filings, which, if not made, and (3) consents, authorizations, approvals, waivers and exemptions which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on Assignee or on the value of the Purchased Assets and (b) in the case of court proceedings in a Luxembourg court or the presentation of this Agreement, either directly or by way of reference, to an autorité constitutée, such court or autorité constituée may require registration of all or part of this Agreement with the Administration de l’Enregistrement et des Domaines in Luxembourg, which as of the Closing Date may result in registration duties at a fixed rate of €12 or an ad valorem rate, which depends on the nature of the registered document, becoming due and payable, and translation into French or German of all or part of this Agreement at the cost and expense of any of the parties to such proceedings.
5.5.    Binding Effect. This Agreement is the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with its terms, subject, however to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.
5.6.    Litigation. There is no action, suit or proceeding pending against, or to the knowledge of Assignor threatened against or affecting, Assignor or any of its Affiliates before any court or arbitrator or any Governmental Authority in respect of the Purchased Assets or the transactions contemplated by this Agreement in which, individually or in the aggregate, there is a reasonable likelihood of an adverse decision that would (i) adversely affect the value of the Purchased Assets, (ii) adversely affect the ability of Assignee, following the Closing Date, to possess the Purchased Assets or (iii) adversely affect the legality, validity or enforceability of this Agreement or the Amended and Restated Purchase Agreement or the consummation of the transactions contemplated hereby and thereby.
5.7.    Miscellaneous. Assignor is not transferring any of the Purchased Assets to the Assignee with the intent to hinder, delay or defraud any Person. Assignor is receiving reasonably equivalent value for this transfer of the Purchased Assets. Assignor is solvent at the time of this transfer and does not expect to become insolvent as a result thereof.
ARTICLE VI

INDEMNIFICATION
6.1.    Indemnification by BPH I. From and after the Closing Date, BPH I agrees to indemnify, defend and save harmless each Indemnified Party and each Buyer Indemnified Party, other than for the gross negligence, bad faith or willful misconduct of such Indemnified Party and any of its Related Parties or such Buyer Indemnified Party and any of its Related Parties, forthwith on demand, from and against any and all losses, claims, damages, liabilities, costs and expenses (including all reasonable and documented attorneys’ fees and expenses, reasonable and documented expenses incurred by its respective credit recovery groups (or any successors thereto) and reasonable and documented expenses of settlement, litigation or preparation therefor) which any Indemnified Party or Buyer Indemnified Party may incur or which may be asserted against any Indemnified Party or Buyer Indemnified Party by any Person (including any Obligor or any other Person whether on its own behalf or derivatively on behalf of the Seller) arising from or incurred in connection with:
(a)    a breach or violation of any representation, warranty, covenant or agreement made by Assignor pursuant to this Agreement or in any document delivered by Assignor pursuant hereto; or
(b)    any liability or obligation of any kind, whether absolute, accrued, contingent or otherwise, arising out of, resulting from or relating to the ownership prior to the Closing Date of any of the Purchased Assets;
provided that nothing in this Section 6.1 shall be deemed to provide indemnity to the Indemnified Parties or the Buyer Indemnified Parties for credit losses due to Defaulted Receivables.

ARTICLE VII

CERTAIN TAX MATTERS
7.1.    Transfer Taxes. Assignor shall pay, or cause to be paid, all Taxes (including without limitation, sales and use tax) and recording fees (if any) applicable to the transfer of the Purchased Assets by Assignor contemplated by this Agreement.
ARTICLE VIII

MISCELLANEOUS PROVISIONS
8.1.    Holidays. Except as may be provided in this Agreement to the contrary, if any payment due hereunder shall be due on a day which is not a Business Day, such payment shall instead be due on the next succeeding Business Day.
8.2.    Records. All amounts calculated or due hereunder shall be determined from the records of Assignee, which determinations shall be conclusive absent manifest error.
8.3.    Amendments and Waivers. Assignee, acting on the recommendation of BPH I, may from time to time, with the consent of the Administrative Agent and the Majority Facility Agents, enter into agreements amending, modifying or supplementing this Agreement, and Assignee, acting on the recommendation of BPH I, with the consent of the Administrative Agent and the Majority Facility Agents, in its and their sole discretion, may from time to time grant waivers of the provisions of this Agreement or consents to a departure from the due performance of the obligations of Assignor under this Agreement. In addition, Assignee, acting on the recommendation of BPH I, with the consent of the Administrative Agent, may amend this Agreement to correct administrative or manifest errors or omissions or to effect administrative changes that are not adverse to any Lender; provided that such no such amendment shall become effective prior to the fifth Business Day after a copy thereof shall have been delivered to the Lenders and the Facility Agents, and then only if the Majority Facility Agents shall not have objected thereto within such five Business Day Period. Any amendment, waiver or consent to or under this Agreement must be in writing. Any waiver of any provision hereof, and any consent to a departure by Assignor or BPH I, as the case may be, from any of the terms of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.
8.4.    No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of Assignee or any Financing Party in exercising any right, power or privilege under the Transaction Documents shall affect any other or future exercise thereof or the exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of Assignee under the Transaction Documents are cumulative and not exclusive of any rights or remedies which Assignee or such Financing Party would otherwise have.
8.5.    No Discharge. The respective obligations of Assignor, in relation to the period prior to the Closing Date, and BPH I under the Transaction Documents shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by (a) any exercise or nonexercise of any right, remedy, power or privilege under or in respect of the Transaction Documents or applicable Law, including any failure to set-off or release in whole or in part by Assignee of any balance of any deposit account or credit on its books in favor of any Seller, Subservicer or Master Servicer, as the case may be, or any waiver, consent, extension, indulgence or other action or inaction in respect of any thereof, or (b) any other act or thing or omission or delay to do any other act or thing which could operate as a discharge of such Seller, Subservicer, or Master Servicer, as a matter of Law.
8.6.    Notices. All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Agreement shall be in writing (including facsimile or electronic communication) unless otherwise expressly permitted hereunder and shall be sent by first-class mail, first-class express mail or courier, or by facsimile, in all cases with charges prepaid. Any such properly given notice shall be effective when received. All notices shall be sent to the applicable party at the office set forth on Schedule I hereto or in accordance with the last unrevoked written direction from such party to the other parties hereto.
8.7.    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
8.8.    Governing Law; Submission to Jurisdiction.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    Each of Assignor and BPH I hereby irrevocably designates, appoints and empowers RGHI as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding brought in the courts listed in Section 8.8(a) which may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. RGHI hereby accepts such irrevocable designation, appointment and agency and agrees that (i) it shall perform its duties under this Section 8.8(b) and shall not terminate either such designation, appointment or agency unless consented to in writing by Assignee (on the direction of the NZ Manager) and the Administrative Agent (acting with the consent of the Majority Facility Agents), (ii) any such legal process, summons, notices or documents may be served on it as agent for Assignor and BPH I, as applicable, in any manner permitted by applicable law at its address stated on the signature page hereof (or in most recent notice delivered pursuant to clause (iii) below) or as otherwise permitted by applicable law, and (iii) it shall notify Assignee and the Administrative Agent in writing prior to any change of its address from the address set forth on the signature pages to this Agreement; provided that any such new address shall be within the United States.
8.9.    Prior Understandings. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior understandings and agreements, whether written or oral.
8.10.    Survival. All representations and warranties of Assignor contained herein or made in connection herewith shall survive the making thereof, and shall not be waived by the execution and delivery of this Agreement, any investigation by Assignee or any person acting on Assignee’s behalf, the purchase, repurchase or payment of any Receivable, or any other event or condition whatsoever (other than a written waiver complying with Section 8.4 hereof).
8.11.    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic image scan transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
8.12.    Successors and Assigns, etc.
(a)    This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that, other than as contemplated by the Transaction Documents, neither Assignor nor BPH I may assign any of its rights or obligations or delegate any of its duties hereunder without the prior written consent of Assignee (on direction of the NZ Manager) and the Administrative Agent (acting with the consent of the Majority Facility Agents), and Assignee shall not have the right to assign its rights or obligations hereunder or any interest herein.
(b)    The Administrative Agent shall be a third party beneficiary of the rights specifically granted to it hereunder, and the Buyer Indemnified Parties shall be third party beneficiaries of the provisions of Section 6.1.
(c)    Assignor and BPH I hereby acknowledge and consent to the assignment and grant of a security interest by Assignee of all right, title and interest of Assignee in, to and under the Purchased Assets and the assignment of any and all of Assignee’s rights hereunder pursuant to the Receivables Loan and Security Agreement and the NZ Security Documents.
(d)    Assignor and BPH I hereby agree that the Administrative Agent, as the collateral assignee of Assignee, shall, following the occurrence and during the continuation of a Termination Event, have the right to enforce this Agreement and to exercise directly all of Assignee’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Assignee to be given or withheld hereunder, and, in any case, without regard to whether specific reference is made to Assignee’s assigns or collateral assignees in the provisions of this Agreement that set forth such rights and remedies) and each of Assignor and BPH I agrees to cooperate fully with the Administrative Agent, the Facility Agents and the Lenders in the exercise of such rights and remedies.
8.13.    Trustee Indemnity and Limitation of Liability. The Assignee has entered into this Agreement solely in its capacity as trustee of the Trust and not in its personal capacity. Section 19 of the Trust Deed, together with provisions referenced therein, is hereby incorporated by reference into this Agreement and made part hereof as if fully set forth herein. Any liability arising under or in connection with this Agreement or any other Transaction Document is limited and can be enforced against the Assignee only in the manner set forth in the Trust Deed.
8.14.    Trustee’s Capacity. In each Transaction Document, except where expressly provided to the contrary:
(a)    a reference to the Assignee is a reference to the Assignee in its capacity as trustee of the Trust only, and in no other capacity; and
(b)    a reference to the undertaking, assets, business, money or liability of the Assignee is a reference to the undertaking, assets, business, money or liability of the Assignee only in the capacity reference to in paragraph (a).
8.15.    Acknowledgement of Parties. The parties to this Agreement acknowledge and agree that in relation to any payment obligation of the Assignee under the Transaction Documents which is to be funded from the Assets of the Trust:
(a)    the NZ Manager is responsible for taking all steps necessary to facilitate the payment on behalf of the Assignee (including the management of all bank accounts held in the Assignee’s name) and ensuring that the payment is made in accordance with the terms of the Transaction Documents;
(b)    the Assignee agrees to sign any documents and do anything reasonably requested by the NZ Manager in connection with such payment; and
(c)    without prejudice to its obligations under paragraph (a) above, the NZ Manager shall have no personal liability for payment of the relevant amount due and payable by the Assignee under the relevant Transaction Documents.
8.16.    Further Assurances. From time to time, at the request of Assignor or Assignee (on direction of the NZ Manager) and without further consideration, each party hereto will promptly execute and deliver all other documents, and take all further action, that Assignor or Assignee may reasonably request in order to vest in Assignee good and marketable title to the Purchased Assets, to protect the rights and remedies created or intended to be created hereunder and to further give effect to the transactions contemplated hereby
8.17.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE ACTIONS OF ANY FINANCING PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.
8.18.    Judgment Currency.
(a)    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) to another currency (the “Other Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the Spot Rate on the second Business Day preceding that on which judgment is given.
(b)    The obligation of a party hereto in respect of a judgment (the “Paying Party”) in respect of any sum due in the Original Currency from it to another party to this Agreement or entitled to the benefits of this Agreement (the “Entitled Party”) shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Entitled Party of any sum adjudged to be so due in such Other Currency, the Entitled Party may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to the Entitled Party in the Original Currency, the Paying Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Entitled Party against any loss resulting from such purchase or from the inability to effect such purchase, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Entitled Party in the Original Currency, the Entitled Party agrees to remit to the Paying Party such excess

[signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BEVERAGE PACKAGING FACTORING (LUXEMBOURG) S.À R.L., a private limited liability company (société à responsabilité limitée) with registered office at 6C rue Gabriel Lippmann, L-5365 Munsbach, Grand-Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies under number B 166.005, as Assignor
Duly represented by:
By:
   /s/ Cindi Lefari
   Name: Cindi Lefari
   Title: Authorized Signatory

NZGT (BPFT) TRUSTEE LIMITED,
in its capacity as trustee of the BEVERAGE PACKAGING FACTORING TRUST, as Assignee
By:
   /s/ Hrvoje Koprivcic
   Name: Hrvoje Koprivcic
   Title: Director

   /s/ Richard Spong
   Name: Richard Spong
   Title: Director

BLUE RIDGE PAPER PRODUCTS INC., as Seller By: /s/ John C. Pekar Name: John C. Pekar Title: Secretary and Vice President

EVERGREEN PACKAGING INC., as Seller By: /s/ John C. Pekar Name: John C. Pekar Title: Secretary and Vice President

GRAHAM PACKAGING COMPANY, L.P., as Seller By: GPC OPCO GP LLC, its General Partner By: /s/ Helen Dorothy Golding Name: Helen Dorothy Golding Title: Assistant Secretary and Vice President

GRAHAM PACKAGING PET TECHNOLOGIES INC., as Seller By: /s/ Helen Dorothy Golding Name: Helen Dorothy Golding Title: Assistant Secretary and Vice President

GRAHAM PACKAGING PLASTIC PRODUCTS INC., as Seller By: /s/ Helen Dorothy Golding Name: Helen Dorothy Golding Title: Assistant Secretary and Vice President

GRAHAM PACKAGING PX HOLDING CORPORATION, as Seller By: /s/ Helen Dorothy Golding Name: Helen Dorothy Golding Title: Assistant Secretary and Vice President

PACTIV LLC, as Seller By: /s/ Helen Dorothy Golding Name: Helen Dorothy Golding Title: Vice President

REYNOLDS CONSUMER PRODUCTS LLC, as Seller By: /s/ Helen Dorothy Golding Name: Helen Dorothy Golding Title: Assistant Secretary

REYNOLDS GROUP HOLDINGS INC., as Master Servicer By: /s/ Helen Dorothy Golding Name: Helen Dorothy Golding Title: Secretary

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) IV S.À R.L., a private limited liability company (société à responsabilité limitée) with registered office at 6C rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies under number B 165957, as Lux Manager
Duly represented by:
By
   /s/ Helen Dorothy Golding
   Name: Helen Dorothy Golding
   Title: Authorised Signatory

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A., a Luxembourg public limited liability company (société anonyme) having its registered office at 6C Rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 128.592, as NZ Manager
Duly represented by:
By
   /s/ Helen Dorothy Golding
   Name: Helen Dorothy Golding
   Title: Authorised Signatory

SCHEDULE I
Existing Sellers:

Pactiv LLC
Reynolds Consumer Products LLC
Evergreen Packaging, Inc.
Blue Ridge Paper Products, Inc.
Graham Packaging Company, L.P.
Graham Packaging Plastic Products Inc.
Graham Packaging PET Technologies Inc.
Graham Packaging PX Holding Corporation

Additional Sellers:

Closure Systems International Inc.
Closure Systems International Packaging Machinery Inc.
Closure Systems International Americas, Inc.
Southern Plastics Inc.
Reynolds Presto Products Inc.

Notice Information:

NZGT (BPFT) TRUSTEE LIMITED as trustee of the BEVERAGE PACKAGING FACTORING TRUST

Level 6, 191 Queen St, Auckland Central
Auckland 1010, New Zealand
Attention: Relationship Manager
Email: ct-auckland@nzgt.co.nzFax No.: 0064 9 969 3732

with a copy to:
c/o Beverage Packaging Holdings (Luxembourg) I S.A.
1900 W. Field Court
Lake Forest, Illinois 60045
Attention: Joseph E. Doyle, Group Legal Counsel
Email: Joseph.Doyle@RankNA.com
Fax: 1 847 482 4589

BEVERAGE PACKAGING FACTORING (LUXEMBOURG) S.À R.L.
1900 W. Field Court Lake Forest, Illinois 60045 Attention: Joseph E. Doyle, Group Legal Counsel Email: Joseph.Doyle@RankNA.com Fax: 1 847 482 4589
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) IV S.À R.L
1900 W. Field Court
Lake Forest, Illinois 60045
Attention: Joseph E. Doyle, Group Legal Counsel
Email: Joseph.Doyle@RankNA.com
Fax: 1 847 482 4589

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.
1900 W. Field Court
Lake Forest, Illinois 60045
Attention: Joseph E. Doyle, Group Legal Counsel
Email: Joseph.Doyle@RankNA.com
Fax: 1 847 482 4589

REYNOLDS GROUP HOLDINGS INC.
1900 W. Field Court
Lake Forest, Illinois 60045
Attention: Joseph E. Doyle, Group Legal Counsel
Email: Joseph.Doyle@RankNA.com
Fax: 1 847 482 4589

Each of the Sellers:
c/o Reynolds Group Holding Inc.
1900 W. Field Court
Lake Forest, Illinois 60045
Attention: Joseph E. Doyle, Group Legal Counsel
Email: Joseph.Doyle@RankNA.com
Fax: 1 847 482 4589

EXHIBIT A
Amended and Restated Purchase and Sale Agreement
[Attached]

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